Exhibit 99.1

Cover-All Technologies Inc. Announces Record Year-to-Date Revenue

Year-to-Date Revenue Increases 57.2% to $13.1 Million vs. $8.3 Million
YTD Net Income Increases 167% to $1.7 Million vs. $650,000
Company Delivers 15th Consecutive Quarter of Profitability

FAIRFIELD, NEW JERSEY (November 11, 2010) — Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the third quarter and nine months ended September 30, 2010. The year-to-date results reflect the contribution of our new Business Intelligence unit, created when the Company acquired the assets of Moore Stephens Business Solutions (MSBS) on April 12, 2010 and includes approximately $285,000 in acquisition expenses, which were reported in the first quarter of 2010.

Operational Highlights:

•	For the nine months ended September 30, 2010 revenue was $13.1 million compared to $8.3 million for the first nine months of 2009, an increase of 57.2%.

•	Continuing revenue (maintenance and ASP revenue from contracts) for the first nine months of 2010 was $6.0 million, up 14.4% compared to $5.3 million for the same period in 2009.

•	Total expenses (cost of revenue and operating expenses) for the first nine months of 2010 grew slower than revenue to $11.1 million, up 44.9%, inclusive of $285,000 in non-recurring acquisition expense, compared to $7.7 million in the first nine months of 2009.

•	Operating income for the nine months ended September 30, 2010 was $2.0 million, inclusive of the $285,000 in non-recurring acquisition expense, up 201% compared to $661,000 in the first nine months of 2009, as operating income grew significantly faster than total revenue, demonstrating the leverage in the Company’s business model.

•	The Company’s balance sheet remains strong with stockholders’ equity at a record $13.8 million as of September 30, 2010. The Company completed the first nine months of 2010 with $5.8 million in cash, $5.5 million in working capital and $100,000 of long term debt.

•	Announced the delivery of an entirely custom Church insurance product offered by Alfa Mutual Insurance Company, which includes a combination of Liability and Property coverage in Alabama, Georgia, and Mississippi.

•	Subsequent to the end of the third quarter, released its latest NexGen product which supports the rate, quote, issuance, subsequent transactions, and statistical reporting of ISO’s Commercial Auto product; initial release will support 25 states, with the remaining 25 jurisdictions to be released early in the first quarter of 2011.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Demand for our products and services remained robust in the first nine months of 2010. Professional Services revenue contributed significantly as a result of increased demand for new software capabilities and customizations from our current customer base and our recent acquisition of MSBS. We continue to successfully leverage our infrastructure as we reduced total operating expenses as a percentage of revenues to 25.9% for year-to-date 2010 compared to 32.7% for the same period in 2009. We again grew our operating income significantly faster than we grew our revenue and our profitability also grew significantly, which helped Cover-All deliver its 15th consecutive profitable quarter to our shareholders.”

Financial Results for the Nine Months Ended September 30, 2010

Total revenues for the nine months ended September 30, 2010 were a record $13.1 million, compared to $8.3 million for the same period in 2009, an increase of 57.2%. License revenue increased 256.2% to $1.7 million, compared to $484,000 for the same period in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $6.0 million for the nine months ended September 30, 2010, up 14.4% from $5.3 million in the same period in 2009. Professional Services revenue for the nine months ended September 30 of 2010 was $5.4 million, up 107.3%, compared to $2.6 million for the same period in 2009.

Total expenses (cost of revenue and operating expenses) for the nine months ended September 30, 2010 were $11.1 million, up 44.9%, inclusive of $285,000 in non-recurring acquisition expense, compared to $7.7 million in the first nine months of 2009. Net income for the nine months ended September 30, 2010 increased 167% to $1.7 million, or $0.07 per basic and diluted share (based on 24.8 million basic and 25.5 million diluted weighted average shares, respectively), compared to $650,000, or $0.03 per share (based on 24.6 million basic and 25.0 million diluted weighted average shares, respectively), in the same period of 2009.

Mr. Roblin continued, “Subsequent to the end of the quarter, we released the latest addition to our NexGen software products — Commercial Auto. This release boasts a set of features that will have a significant impact on the Company’s entire distribution channel and will provide another major inflection point for Cover-All. Our investment in this product development positions us for the future and allows us to continue our technology leadership. Two existing customers are scheduled to take delivery of NexGen Commercial Auto in the fourth quarter of 2010, with other customers and prospective customers evaluating the new NexGen Commercial Auto product as well.”

Financial Results for the Third Quarter Ended September 30, 2010

Total revenues for the three months ended September 30, 2010 were $4.7 million, compared to $2.6 million for the same period in 2009, an increase of 83.1%. License revenue for the quarter was up 56.2% to $278,000 compared to $178,000 for the same period in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $2.0 million for the third quarter of 2010, up 15.2% from $1.8 million in the same period in 2009. Professional Services revenue for the third quarter of 2010 was $2.3 million, up 291.9% compared to $599,000 for the same quarter in 2009.

Total expenses (cost of revenue and operating expenses) for the three months ended September 30, 2010 increased 66.7% to $4.1 million from $2.5 million in the same quarter last year. Net income for the three months ended September 30, 2010 was up 2,051% to $448,000, or $0.02 per share (based on 24.8 million basic and 25.5 million diluted weighted average shares, respectively), compared to net income of $21,000, or $0.00 per share (based on 24.6 million basic and 25.2 million diluted weighted average shares, respectively), in the same quarter of 2009.

Mr. Roblin concluded, “Our balance sheet remains strong and continues to position us to pursue accretive acquisitions such as our successful acquisition and integration of MSBS, which is essentially complete and contributing to consolidated revenues and profits. We are continuing our efforts to enhance the functionality of our products and solutions and believe that investments in research and development are critical to our remaining competitive in the marketplace and keeping our pipeline of sales opportunities robust. We are pleased that we are successfully balancing organic and acquisitive revenue growth with careful control of expenses.”

Balance Sheet

Stockholders’ equity was $13.8 million as of September 30, 2010 compared to $11.5 million as of December 31, 2009. Total assets increased to $18.0 million as of September 30, 2010 compared to $15.0 million as of December 31, 2009. As of September 30, 2010, the Company had $5.8 million in cash, $5.5 million in working capital and $100,000 of long term debt.

Conference Call Information

Management will conduct a live teleconference to discuss its 2010 third quarter financial results at 4:30 p.m. ET on Thursday, November 11, 2010. Anyone interested in participating should call 1-877-941-2068 if calling from the United States, or 1-480-629-9712 if dialing internationally. A replay will be available until November 18, 2010, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4383415 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00007D99.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry — first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance CenterTM (MIC) and Insurance Policy DatabaseTM (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010, and Post-Effective Amendment No. 1 to Form S-1 (File No. 333-156397) filed with the SEC on May 7, 2010, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
(973) 461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$5,770,595	$4,324,446
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2010 and 2009)	2,127,202	5,086,482
Prepaid Expenses	744,754	415,491
Deferred Tax Asset	806,750	806,750
Total Current Assets	9,449,301	10,633,169
Property and Equipment — At Cost:
Furniture, Fixtures and Equipment	956,269	624,266
Less: Accumulated Depreciation	483,916	371,329
Property and Equipment — Net	472,353	252,937
Goodwill	1,039,115	—
Capitalized Software (Less Accumulated Amortization of $12,464,906 and $11,966,365, respectively)	4,814,187	2,341,960
Customer Lists/Relationship (Less Accumulated Amortization of $34,426 and $0, respectively)	185,574	—
Non-Compete Agreements (Less Accumulated Amortization of $30,044 and $0, respectively)	129,955	—
Deferred Tax Asset	1,660,750	1,660,750
Other Assets	217,588	110,151
Total Assets	$17,968,823	$14,998,967

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$254,083	$208,814
Current Portion of Long Term Debt	400,000	—
Accrued Expenses Payable	931,991	1,275,058
Taxes Payable	197,444	139,035
Deferred Charges	50,042	27,510
Unearned Revenue	2,162,855	1,750,303
Total Current Liabilities	3,996,415	3,400,720
Long Term Liabilities:
Long Term Debt	100,000	—
Deferred Charges	56,924	96,333
Total Liabilities	4,153,339	3,497,053
Commitments and Contingencies	—	—
Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,119,170 and 24,885,656 Shares Issued and 24,917,300 and 24,683,786 Shares Outstanding, Respectively	251,192	248,856
Paid-In Capital	30,280,048	29,703,254
Accumulated Deficit	(16,550,862)	(18,285,302)
Treasury Stock — At Cost — 201,870 Shares	(164,894)	(164,894)
Total Stockholders’ Equity	13,815,484	11,501,914
Total Liabilities and Stockholders’ Equity	$17,968,823	$14,998,967

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Licenses	$277,856	$177,887	$1,725,177	$484,280
Maintenance	1,405,696	1,242,784	4,123,897	3,740,263
Professional Services	2,348,740	599,341	5,359,782	2,585,908
Applications Service Provider (“ASP”) Services	636,981	530,616	1,908,885	1,534,304
Total Revenues	4,669,273	2,550,628	13,117,741	8,344,755
Cost of Revenues:
Licenses	339,463	229,192	998,503	721,512
Maintenance	755,658	625,058	2,063,805	1,821,613
Professional Services	1,562,679	307,960	3,414,518	1,246,482
ASP Services	420,001	391,968	1,260,520	1,164,601
Total Cost of Revenues	3,077,801	1,554,178	7,737,346	4,954,208
Direct Margin	1,591,472	996,450	5,380,395	3,390,547
Operating Expenses:
Sales and Marketing	361,361	252,018	1,119,752	688,541
General and Administrative	502,897	449,909	1,451,106	1,371,435
Acquisition Expenses	—	—	285,240	—
Research and Development	205,237	231,449	537,992	669,863
Total Operating Expenses	1,069,495	933,376	3,394,090	2,729,839
Operating Income	521,977	63,074	1,986,305	660,708
Other (Expense) Income:
Interest Expense	(7,124)	—	(13,699)	—
Interest Income	7,779	216	7,943	6,084
Other Income	11,364	9,018	32,967	42,318
Total Other (Expense) Income	12,019	9,234	27,211	48,402
Income Before Income Taxes	533,996	72,308	2,013,516	709,110
Income Taxes	85,586	51,461	279,076	59,486
Net Income	$448,410	$20,847	$1,734,440	$649,624
Basic Earnings Per Common Share	$0.02	$0.00	$0.07	$0.03
Diluted Earnings Per Common Share	$0.02	$0.00	$0.07	$0.03
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	24,831,000	24,588,000	24,789,000	24,579,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,545,000	25,163,000	25,547,000	25,005,000